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EXHIBIT 99.2

     Statement Under Oath of Principal Executive Officer Regarding Facts and
                 Circumstances relating to Exchange Act Filings


I, Henry C. Yuen, Chief Executive Officer of Gemstar - TV Guide International, Inc., state and attest that:

(1) I am unable to file the statement contemplated by Exhibit A to Order No. 4-460 issued by the Securities and Exchange Commission on June 27, 2002 (the "Order") for the following reasons:

     (a) At a meeting concluded at approximately 11:30 A.M. Pacific Daylight Time today, August 14, 2002, the Board of Directors of Gemstar - TV Guide International, Inc. (the "Company") decided, based upon the recommendation of the Audit Committee of the Board of Directors, to direct the Company to restate its financial statements for the year ended December 31, 2001 to reverse the recognition of approximately $20 million of revenue from its TV Guide subsidiary. The Company has provided to KPMG, the Company's independent accounting firm, the same information on which the Company based its decision to restate. KPMG has informed the Company that it does not believe that it has been provided information sufficient to support a change in the accounting treatment with respect to the $20 million of revenue referred to above.

     (b) Today, the Company also decided to delay the filing of its Form 10-Q quarterly report for the quarterly period ended June 30, 2002 past the due date of August 14, 2002.

     (c) The Audit Committee of the Board of Directors is also reviewing the Company's revenue recognition practices for certain other transactions. I currently do not have sufficient information concerning the scope, nature or specific details of this newly ordered review to permit me to evaluate the potential impact thereof on the financial statements of the Company included in the covered reports.

     For the foregoing reasons, and in view of the inherent uncertainties pertaining to the covered reports implied thereby, I am unable to provide the written statement contemplated by the Order.

(2) I have reviewed the contents of this statement with the Company's Audit Committee.

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 (3)In this statement under Oath, each of the following, is a "covered report":

               . Annual Report on 10-K for the year ended December 31, 2001 of Gemstar - TV Guide International, Inc.;

               . Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002; and

               .    Form 10-K/A amending the Annual Report on 10-K.

                                            Subscribed and sworn to before me
                                            this 14th day of August, 2002

/s/ Henry C. Yuen                           /s/ Mitzi Baranda
----------------------------                --------------------------------
     Henry C. Yuen
Dated:  August 14, 2002                     Notary Public
                                            My Commission Expires:

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